Exhibit 99.1

FOR IMMEDIATE RELEASE

Wescorp Completes Master Lease Agreement for Up to 256 Water Remediation Units

Up to 256 water remediation units to be phased-in over the next 60 months

HOUSTON, Texas and CALGARY, Alberta (Tuesday July 29, 2008) – Wescorp Energy Inc. (OTCBB: WSCE), an oil and gas technology solutions provider, is pleased to announce that Total Fluid Solutions Inc. (TFS), its wholly-owned subsidiary, has signed a master lease agreement with an oil and gas company with operations in Texas, Kansas and Wyoming, headquartered in Texas, to use TFS’s safe, effective and economical process for cleaning and separating oil from produced water. Under the terms of the contract, Wescorp Energy will construct, deploy and operate up to 256 water remediation units and provide trained technicians qualified to operate and service the equipment. Construction and deployment of these units is scheduled to be phased-in over the next 60 months. Wescorp technicians are currently assessing the geographic field locations, the hydrocarbon contamination level of the produced water, and the volume of fluid being produced on a daily basis in each region. This is to be able to deliver energy efficient remediation units calibrated to remove the highest percent of hydrocarbon based on contamination and volume capacity metrics. Upon completion of the assessment, construction of the first unit will begin. Wescorp expects to have the first commercial unit in full field operation before the end of the year. The water remediation units will use proprietary and patented microscopic aeration technology to reduce the oil content in the produced water to less than 0.0050% (50 parts per million – ppm), or whatever specification that is mutually agreed to prior to deployment of each unit. This technology can provide significant economic and environmental impact on virtually all oil and gas operating fields.

Each water remediation unit will be leased to the customer for an initial one year term on a daily rental fee. The customer has agreed to pay the entire first year’s rental amount for the first unit upon commencement of construction of that unit. If the customer terminates the lease for the first or any subsequent unit in the first year of that lease, it will pay a lease termination fee equal to the rental fees for the remainder of the first year. The lease rates for this contract will provide Wescorp with a full return of capital expenses and each unit will provide positive cash flow in less than 12 months. Under the terms of this contract, there are 5 standard through-put or volume capacity designs for the water remediation units being 200, 500, 1,000, 2,000 and 5,000 barrels per day (BBLS/day). The daily lease rate is determined by the through-put capacity of each particular unit, with rates ranging from $900 to $2500 per day.

“This order for up to 256 of our patented water remediation units is monumental for Wescorp,” commented Mark Norris, Chairman of Wescorp Energy and former Minister of Economic Development in the Alberta Provincial Government on the completing of the lease contract. “The anticipated reoccurring revenue from these units is expected to allow the company to grow by quantum leaps. This technology has been designed and constructed to operate in oil and gas fields for the life of the producing wells – often as long as 15 or 20 years. We believe that this large initial order, primarily based on results from our 2,000 barrel-per-day commercial test unit, will lead to strong product acceptance by the industry. By reducing the amount of hydrocarbon in the produced water, this technology reduces environmental liabilities, the frequency of service and repairs on disposal and injection wells, and recovers additional hydrocarbons. Environmentally conscious companies are winning by reducing operation costs and increasing operating margins.”

“Most operators in the oil and gas industry are increasing their investments in new technologies to help with the water crisis they are currently facing,” commented Doug Biles, President and CEO of Wescorp. “Wescorp has the technology to provide solutions that provide positive environmental impact as well as strong economic advantages. This is a great day for Wescorp – our dedication and persistence to provide technology-based operating solutions to the conventional and unconventional oil and gas producers has paid off. Wescorp is becoming a leader in water remediation and water management for oil and gas operators. When the industry uses the Total Fluid Solution to remediate water, the environment reaps rewards and the oil company saves money.”

About Wescorp
Wescorp Energy Inc. (www.wescorpenergy.com) is an oil and gas operations solutions company focused on commercializing technologies that overcome tough operations challenges facing oil and gas operators today. Wescorp combines its intellectual capital, oil and gas industry experience, best practices methodologies and its market offerings to deliver these solutions in a timely, economic and environmentally friendly manner.

Wescorp shares currently trade on the NASD.OTC Bulletin Board under the symbol “WSCE”.

Safe Harbor Statement
Any statements contained herein that are not historical facts are forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

Investor Relations contact:	Media contact:
David Jones	Virginia Brooks
Wescorp Energy, Inc.	for Wescorp Energy, Inc.
Toll Free: 1.877.247.1975	Direct: 1.903.532.9714
Direct: 1.705.845.0933	virginia@brooksandassociatespr.com
Email: djones@wescorpenergy.com